Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Greif 401(k) Retirement Plan
Delaware, Ohio

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-35048) of Greif 401(k) Retirement Plan of our report dated June 29, 2018, relating to the financial statements and supplemental schedule of the Greif 401(k) Retirement Plan which appear in this Form 11-K for the year ended December 31, 2017.

/s/ GBQ Partners LLC
Columbus, Ohio
June 29, 2018